Exhibit 99.1
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2010 RESULTS
NOTABLE ITEMS INCLUDE:
•	EARNINGS PER SHARE INCREASED 17.9% TO $0.33, FOR THE YEAR ENDED DECEMBER 31, 2010, AS COMPARED TO $0.28 PER SHARE FOR THE YEAR ENDED DECEMBER 31, 2009. NET INCOME WAS $0.09 PER SHARE, FOR THE QUARTER ENDED DECEMBER 31, 2010, COMPARED TO $0.10 PER SHARE FOR THE SAME QUARTER IN 2009

•	NET INTEREST INCOME INCREASED 9.7% FOR THE YEAR AND 4.8% OVER THE COMPARABLE QUARTER OF 2009

•	LOANS HELD FOR INVESTMENT, NET, INCREASED 13.5% FOR THE YEAR AND 3.1% IN THE FOURTH QUARTER AS COMPARED TO SEPTEMBER 30, 2010

•	NET LOAN CHARGE-OFFS FOR THE YEAR REPRESENTED 0.47% OF AVERAGE LOANS WHILE THE ALLOWANCE FOR LOAN LOSSES INCREASED TO 2.64% OF TOTAL LOANS AT YEAR END

•	NONPERFORMING LOANS TOTAL $60.9 MILLION COMPARED TO $55.4 MILLION AT SEPTEMBER 30, 2010, AND $41.8 MILLION AT DECEMBER 31, 2009

•	ACCRUING LOANS 30 TO 89 DAYS DELINQUENT DECLINED 43.7% TO $19.8 MILLION AT YEAR END AS COMPARED TO $35.2 MILLION AT SEPTEMBER 30, 2010

•	SECOND BROOKLYN BRANCH OPENED WITH THREE ADDITIONAL BROOKLYN BRANCHES UNDER CONSTRUCTION

•	QUARTERLY CASH DIVIDEND OF $0.05 PER SHARE DECLARED ON COMMON STOCK
Avenel, New Jersey, January 27, 2011....Northfield Bancorp, Inc. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.09 and $0.10 for the quarters ended December 31, 2010 and 2009, respectively, and basic and diluted earnings per share of $0.33 and $0.28 for the years ended December 31, 2010 and 2009, respectively. Net income for the year ended December 31, 2010 included an after-tax charge of $1.2 million, or $0.03 per share, for costs related to the Company postponing its second-step stock offering announced in September 2010. In addition, net income for the year ended December 31, 2010 was positively affected by the reversal of deferred tax liabilities related to state bad debt reserves of approximately $738,000, or $0.02 per share, as the result of a change in New York state tax law enacted in September 2010.
Commenting on the annual and fourth quarter results, John W. Alexander, the Company’s Chairman and Chief Executive Officer noted, “We continue to generate strong results with an almost 18% increase in earnings per share for the year notwithstanding a significant charge related to the postponement of our second step stock offering. Our profitability is driven by solid loan growth and diligence in controlling interest and other operating costs. Loans 30 to 89 days delinquent and still accruing declined almost 44% in the fourth quarter as compared to the trailing quarter. Our capital and liquidity remain strong, and we believe we are positioned well to execute on our strategic plan and benefit from increases in interest rates.”
Mr. Alexander continued, “I am pleased to announce that the Board of Directors has declared a quarterly cash dividend of $0.05 per common share, payable on February 23, 2011, to stockholders of record as of February 9, 2011.”

Financial Condition
Total assets increased $244.9 million, or 12.2%, to $2.2 billion at December 31, 2010, from $2.0 billion at December 31, 2009. The increase was primarily attributable to increases in loans held for investment, net, of $98.3 million, or 13.5%, and securities of $111.5 million, or 9.8%. In addition, bank owned life insurance increased $31.1 million, primarily resulting from the purchase of $28.8 million of insurance policies during the year ended December 31, 2010, coupled with $2.3 million of income earned on bank owned life insurance for the year ended December 31, 2010.
Loans held for investment, net, totaled $827.6 million at December 31, 2010, as compared to $729.3 million at December 31, 2009. The increase was primarily in multi-family real estate loans, which increased $105.2 million, or 59.0%, to $283.6 million at December 31, 2010, from $178.4 million at December 31, 2009. Commercial real estate loans increased $11.5 million, or 3.5%, to $339.3 million, insurance premium loans increased $4.1 million, or 10.2%, to $44.5 million, and home equity loans increased $2.0 million, or 7.7%, to $28.1 million at December 31, 2010. These increases were partially offset by decreases in residential, land and construction, and commercial and industrial loans.
The Company’s securities portfolio totaled $1.3 billion at December 31, 2010, as compared to $1.1 billion at December 31, 2009, an increase of $111.5 million, or 9.8%. At December 31, 2010, $982.9 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” The private label securities had an amortized cost of $93.6 million and an estimated fair value of $97.3 million at December 31, 2010. These private label securities were in a net unrealized gain position of $3.7 million at December 31, 2010, consisting of gross unrealized gains of $4.5 million and gross unrealized losses of $788,000. In addition to the above mortgage-backed securities, the Company held $121.8 million in securities issued by corporate entities which were all rated investment grade at December 31, 2010.
Of the $97.3 million of private label securities, two securities with an estimated fair value of $10.1 million (amortized cost of $10.9 million) were rated less than AAA at December 31, 2010. Of the two securities, one had an estimated fair value of $4.4 million (amortized cost of $4.4 million) and was rated CC, and the other had an estimated fair value of $5.7 million (amortized cost of $6.5 million) and was rated Caa2. During the quarter ended September 30, 2010, the Company recognized other-than-temporary impairment charges of $962,000 on the $5.7 million security that was rated Caa2. Since management does not have the intent to sell the security, and believes it is more likely than not that the Company will not be required to sell the security, before its anticipated recovery, the credit component of $154,000 was recognized in earnings for the quarter ended September 30, 2010, and the non-credit component of $808,000 was recorded as a component of accumulated other comprehensive income, net of tax. The Company continues to receive principal and interest payments in accordance with the contractual terms of each of these securities. Management has evaluated, among other things, delinquency status, location of collateral, estimated prepayment speeds, and the estimated default rates and loss severity in liquidating the underlying collateral for each of these securities. As a result of management’s evaluation of these securities, the Company believes that unrealized losses at December 31, 2010, are temporary, and as such, are recorded as a component of accumulated other comprehensive income, net of tax.
Total liabilities increased to $1.9 billion at December 31, 2010, from $1.6 billion at December 31, 2009. The increase was primarily attributable to an increase in deposits of $56.0 million, or 4.3%, an increase in borrowings of $111.8 million, or 40.0%, and an increase of $70.7 million in amounts due to securities brokers. The increase in deposits for the year ended December 31, 2010, was due in part to an increase of $13.7 million in short-term certificates of deposit originated through the CDARS® Network. The Company utilizes this funding supply as a cost effective alternative to other short-term funding sources. In addition, money market deposits and transaction accounts increased $99.0 million and $14.7 million, respectively, from December 31, 2009 to December 31, 2010. These increases were partially offset by a decrease of $31.4 million in savings deposits and a decrease of $40.0 million in certificates of deposit (issued by the Bank) over the same time period. The Company continues to focus on its marketing and pricing of its products, which it believes promotes longer-term customer relationships. The increase in borrowings was primarily the result of the Company increasing longer-term borrowings, taking advantage of, and locking in, lower interest rates, partially offset by maturities during the year ended December 31, 2010. The increase in due to securities brokers was the result of securities purchases occurring prior to December 31, 2010, and settling after year end.

Total stockholders’ equity increased to $396.7 million at December 31, 2010, from $391.5 million at December 31, 2009. The increase was primarily attributable to net income of $13.8 million for the year ended December 31, 2010, and an increase of $3.4 million in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards. These increases were partially offset by $8.1 million in stock repurchases, the payment of approximately $3.3 million in cash dividends, and a decrease in accumulated other comprehensive income of $1.2 million for the year ended December 31, 2010.
Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.43%, at December 31, 2010. The Bank’s total risk-based capital ratio was approximately 27.39% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations. Northfield Bancorp, Inc’s consolidated average total equity as a percentage of average total assets was 18.81% for the year ended December 31, 2010, as compared to 20.82% for the year ended December 31, 2009.
Asset Quality
Nonperforming loans totaled $60.9 million (7.4% of total loans) at December 31, 2010, as compared to $55.4 million (6.9% of total loans) at September 30, 2010, $51.5 million (6.7% of total loans) at June 30, 2010, $50.0 million (6.8% of total loans) at March 31, 2010, and $41.8 million (5.7% of total loans) at December 31, 2009. The following table also shows, for the same dates, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Non-accruing loans	$39,303	37,882	34,007	31,248	30,914
Non-accruing loans subject to restructuring agreements	19,978	17,261	17,417	13,090	10,717

Total non-accruing loans	59,281	55,143	51,424	44,338	41,631
Loans 90 days or more past due and still accruing	1,609	248	77	5,710	191

Total non-performing loans	60,890	55,391	51,501	50,048	41,822
Other real estate owned	171	171	1,362	1,533	1,938

Total non-performing assets	$61,061	55,562	52,863	51,581	43,760

Loans subject to restructuring agreements and still accruing	$11,198	11,218	10,708	8,817	7,250

Accruing loans 30 to 89 days delinquent	$19,798	35,190	30,619	38,371	28,283
Total non-accruing loans increased $4.1 million, to $59.3 million at December 31, 2010, from $55.1 million at September 30, 2010. This increase was primarily attributable to the following loan types being placed on non-accrual status during the quarter ended December 31, 2010: $4.7 million of commercial real estate loans, $338,000 of multifamily loans, and $235,000 of construction and land loans. The above increases in non-accruing loans during the quarter ended December 31, 2010, are net of charge-offs of $111,000, and have $305,000 in specific reserves allocated to them at December 31, 2010. These increases were partially offset by a $25,000 one-to-four family residential loan being paid off during the quarter ended December 31, 2010, an additional $977,000 in charge-offs recorded on existing non-accrual loans, and principal paydowns of approximately $181,000. Non-accruing loans subject to restructuring agreements totaled $20.0 million and $10.7 million at December 31, 2010 and 2009, respectively. Loans subject to restructuring agreements, and still accruing totaled $11.2 million and $7.3 million at December 31, 2010 and 2009, respectively. During the year ended December 31, 2010, we entered into ten troubled debt restructuring agreements, of which $4.0 million and $11.1 million were classified as accruing and non-accruing, respectively, at December 31, 2010. At December 31, 2010, $23.5 million, or 75.4% of loans subject to restructuring agreements were performing in accordance with their restructured terms. All of the $11.2 million of accruing troubled debt restructurings, and $12.3 million of the $20.0 million of non-accruing troubled debt restructurings, were performing in accordance with their restructured terms.

Loans 90 days or more past due and still accruing increased to $1.6 million from $248,000 at September 30, 2010. The increase is primarily due to two one-to-four family residential loans that are considered well secured.
Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be on a non-accruing status.
The following tables detail the delinquency status of non-accruing loans at December 31, 2010 and December 31, 2009 (dollars in thousands).

	December 31, 2010
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$13,679	15,050	17,659	46,388
One -to- four family residential	135	770	370	1,275
Construction and land	2,152	1,860	1,110	5,122
Multifamily	1,824	927	2,112	4,863
Home equity and lines of credit	—	—	181	181
Commercial and industrial loans	—	267	1,056	1,323
Insurance premium loans	—	—	129	129

Total non-accruing loans	$17,790	18,874	22,617	59,281

	December 31, 2009
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$2,585	10,480	15,737	28,802
One -to- four family residential	—	392	1,674	2,066
Construction and land	5,864	—	979	6,843
Multifamily	—	530	1,589	2,119
Home equity and lines of credit	62	—	—	62
Commercial and industrial loans	1,470	—	269	1,739
Insurance premium loans	—	—	—	—

Total non-accruing loans	$9,981	11,402	20,248	41,631

Loans 30 to 89 days delinquent and on accrual status at December 31, 2010, totaled $19.8 million, a decrease of $15.4 million, from the September 30, 2010, balance of $35.2 million. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2010 (dollars in thousands).

	Delinquent Accruing Loans
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$8,970	$—	$8,970
One- to four-family residential	2,575	1,108	3,683
Construction and land	499	404	903
Multifamily	6,194	—	6,194
Home equity and lines of credit	262	59	321
Commercial and industrial loans	536	38	574
Insurance premium loans	660	—	660
Other loans	102	—	102

Total	$19,798	$1,609	$21,407

The following table details the amounts and categories of the troubled debt restructurings by loan type as of December 31, 2010 and December 31, 2009 (dollars in thousands).

	At December 31, 2010		At December 31, 2009
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$13,138	$7,879	$3,960	$5,499
One- to four-family residential	—	1,750	—	—
Construction and land	4,012	—	5,726	1,751
Multifamily	2,327	1,569	530	—
Commercial and industrial	501	—	501	—

Total	$19,978	$11,198	$10,717	$7,250

Other real estate owned amounted to $171,000 at December 31, 2010, as compared to $1.9 million at December 31, 2009. This decrease was attributable to downward valuation adjustments of $146,000 recorded against the carrying balances of the properties in 2010, reflecting deterioration in estimated fair values, coupled with the sale of other real estate owned properties.
Results of Operations
Quarter ended December 31, 2010 as compared to Quarter Ended December 31, 2009
Net income decreased $199,000, or 4.9%, to $3.8 million for the quarter ended December 31, 2010, as compared to $4.0 million for the quarter ended December 31, 2009, due primarily to an increase of $953,000 in non-interest expense and an increase of $386,000 in the provision for loan losses, partially offset by an increase of $729,000 in net interest income, an increase of $209,000 in non-interest income, and a decrease of $202,000 in income tax expense.
Net interest income increased $729,000, or 4.8%, due primarily to average interest earning assets increasing $120.4 million, or 6.2%, partially offset by a decrease in the net interest margin of five basis points, or 1.6%, for the quarter ended December 31, 2010, compared to the quarter ended December 31, 2009. The average yield earned on interest earning assets decreased 35 basis points, or 7.7%, to 4.21% for the quarter ended December 31, 2010, compared to 4.56% for the quarter ended December 31, 2009. This change was partially offset by a 46 basis point decrease in the average rate paid on interest-bearing liabilities over the comparable period from 1.87% to 1.41%. The general decline in yields was due to the overall low interest rate environment and was driven by decreases in yields earned on mortgage-backed securities, as principal repayments were reinvested into lower yielding securities. The increase in average interest earning assets was due primarily to an increase in average loans outstanding of $99.3 million, and $80.6 million in mortgage-backed securities, partially offset by decreases in other securities and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $209,000, or 13.6%, to $1.8 million for the quarter ended December 31, 2010, as compared to $1.5 million for the quarter ended December 31, 2009, primarily as a result of an increase of $333,000 of income earned on bank owned life insurance, generated by increased cash surrender values, primarily from $28.8 million in additional bank owned life insurance purchased during the year ended December 31, 2010. This increase was partially offset by a decrease of $129,000 in gains on securities transactions, net, for the quarter ended December 31, 2010, compared to the quarter ended December 31, 2009.
Non-interest expense increased $953,000, or 10.6%, for the quarter ended December 31, 2010, as compared to the quarter ended December 31, 2009, due primarily to compensation and employee benefits expense increasing $904,000, which resulted primarily from increases in full-time equivalent employees related to our insurance premium finance division formed in October 2009, increased personnel in branches and operations, higher health care costs, and to a lesser extent, salary adjustments effective January 1, 2010.
The provision for loan losses was $2.0 million for the quarter ended December 31, 2010; an increase of $386,000, or 24.6%, from the $1.6 million provision recorded in the quarter ended December 31, 2009. The increase in the provision for loan losses in the current quarter was due primarily to increases in total loans, partially offset by changes in the composition of our loan portfolio to lower risk rated multi-family loans. During the quarter ended December 31, 2010, the Company recorded $879,000 of charge-offs on two non-accruing multifamily loans and $209,000 in charge-offs on two non-accruing commercial real estate loans, based on the receipt of current appraisals. Net charge-offs for the quarter ended December 31, 2010, were $1.1 million, as compared to $354,000 for the quarter ended December 31, 2009.
The Company recorded income tax expense of $2.0 million and $2.2 million for the quarters ended December 31, 2010 and 2009, respectively. The effective tax rate for the quarter ended December 31, 2010, was 34.0%, as compared to 35.1% for the quarter ended December 31, 2009. The decrease in the effective tax rate was the result of an increase in permanent differences primarily as a result of an increase in bank owned life insurance income.
Year ended December 31, 2010 as compared to Year Ended December 31, 2009
Net income increased $1.7 million, or 14.2%, to $13.8 million for the year ended December 31, 2010, as compared to $12.1 million for the year ended December 31, 2009, due primarily to an increase of $5.5 million in net interest income, an increase of $1.4 million in non-interest income, and a decrease of $248,000 in income tax expense, partially offset by an increase of $4.4 million in non-interest expense, and an increase of $1.0 million in provision for loan losses.
Net interest income increased $5.5 million, or 9.7%, due primarily to interest earning assets increasing $213.0 million, or 11.9%, partially offset by a decrease in the net interest margin of six basis points, or 1.9%, over the prior year comparable period. The net interest margin decreased for the year ended December 31, 2010, as the average yield earned on interest earning assets decreased, which was partially offset by a decrease in the average rate paid on interest-bearing liabilities. The general decline in yields was due to the overall low interest rate environment and was driven by decreases in yields earned on mortgage-backed securities, as principal repayments were reinvested into lower yielding securities. The decline in yield on interest-earning assets was also due to declining yields on other securities and interest-earning deposits in other financial institutions. These decreases were partially offset by an increase in yield earned on loans due primarily to fewer loans migrating to non-accrual status during the fourth quarter of 2010, as compared to the amount of loans that migrated to non-accrual status during the fourth quarter of 2009. The increase in average interest earning assets was due primarily to an increase in average loans outstanding of $121.7 million, other securities of $112.9 million, and mortgage-backed securities of $16.2 million, being partially offset by decreases in interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $1.4 million, or 26.9%, primarily as a result of an increase of $962,000 in gains on securities transactions, net for the year ended December 31, 2010, as compared to the year ended December 31, 2009. The Company recognized $1.9 million in gains on securities transactions during the year ended December 31, 2010, as compared to $891,000 in gains on securities transactions during the year ended December 31, 2009. Securities gains during the year ended December 31, 2010, included gross realized gains of $1.3 million primarily from the sale of mortgage-backed securities, coupled with securities gains of $597,000 related to the Company’s trading portfolio. During the year ended December 31, 2009, securities gains included gross realized gains of $299,000 primarily from the sale of mortgage-backed securities, coupled with securities gains of $592,000 related to the Company’s trading portfolio. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in non-interest expense, reflecting the change in the Company’s obligations under the plan. The Company routinely sells securities for reasons that include smaller balance securities become cost prohibitive to carry, and when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such security.
Non-interest income also was positively affected by a $524,000, or 29.9%, increase in income on bank owned life insurance for the year ended December 31, 2010, as compared to the year ended December 31, 2009. The Company also recognized approximately $197,000 of income on the sale of fixed assets during the year ended December 31, 2010.
Non-interest expense increased $4.4 million, or 12.9%, for the year ended December 31, 2010, as compared to the year ended December 31, 2009, due primarily to the expensing of approximately $1.8 million in costs incurred on the Company’s postponed, second-step stock offering, and an increase of $2.2 million, or 12.8%, in compensation and employee benefits expense. Compensation and employee benefits expense increased primarily due to increases in full time equivalent employees related to additional branch and operations personnel, as well as incremental personnel from our insurance premium finance division formed in October 2009. Occupancy expense increased $547,000, or 11.9%, over the same time period, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches. In addition, other non-interest expense also increased $536,000, or 15.7%, from the year ended December 31, 2009 to the year ended December 31, 2010. This increase is primarily attributable to operating expenses of the insurance premium finance division. These increases in non-interest expense were partially offset by a decrease of $515,000 in FDIC insurance expense. FDIC insurance expense for the year ended December 31, 2009 included $770,000 related to an FDIC special assessment.
The provision for loan losses was $10.1 million for the year ended December 31, 2010, an increase of $1.1 million, or 11.6%, from the $9.0 million provision recorded for the year ended December 31, 2009. The increase in the provision for loan losses was due primarily to increases in total loans, the change in the composition of our loan portfolio, and increases in general loss factors, due primarily to higher levels of charge-offs. The increases in the general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio were also the result of continued deterioration of the local economy. Net charge-offs for the year ended December 31, 2010, were $3.7 million, as compared to $2.4 million for the year ended December 31, 2009.
The Company recorded income tax expense of $6.4 million and $6.6 million for the years ended December 31, 2010 and 2009, respectively. The effective tax rate for the year ended December 31, 2010, was 31.6%, as compared to 35.4% for the year ended December 31, 2009. The decrease in the effective tax rate was primarily the result of the reversal of deferred tax liabilities related to state bad debt reserves of approximately $738,000 resulting from the enactment of new State of New York tax laws during the year ended December 31, 2010, and higher levels of tax exempt income from bank owned life insurance.
About Northfield Bank
Northfield Bank, founded in 1887, operates 20 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	December 31, 2010	December 31, 2009
Selected Financial Condition Data:
Total assets	$2,247,167	$2,002,274
Cash and cash equivalents	43,852	42,544
Trading securities	4,095	3,403
Securities available for sale, at estimated fair value	1,244,313	1,131,803
Securities held to maturity	5,060	6,740
Loans held for investment, net	827,591	729,269
Allowance for loan losses	(21,819)	(15,414)
Net loans held for investment	805,772	713,855
Non-performing loans(1)	60,890	41,822
Other real estate owned	171	1,938
Bank owned life insurance	74,805	43,751
Federal Home Loan Bank of New York stock, at cost	9,784	6,421

Borrowed funds	391,237	279,424
Deposits	1,372,842	1,316,885
Total liabilities	1,850,450	1,610,734
Total stockholders’ equity	$396,717	$391,540

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Selected Operating Data:
Interest income	$21,774	$22,218	$86,495	$85,568
Interest expense	5,829	7,002	24,406	28,977

Net interest income before provision for loan losses	15,945	15,216	62,089	56,591
Provision for loan losses	1,958	1,572	10,084	9,038

Net interest income after provision for loan losses	13,987	13,644	52,005	47,553
Non-interest income	1,752	1,543	6,842	5,393
Non-interest expense	9,935	8,982	38,684	34,254

Income before income tax expense	5,804	6,205	20,163	18,692
Income tax expense	1,973	2,175	6,370	6,618

Net income	$3,831	$4,030	$13,793	$12,074

Basic earnings per share (2)	$0.09	$0.10	$0.33	$0.28

Diluted earnings per share (2)	$0.09	$0.10	$0.33	$0.28

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three
	Months Ended				At or For the Year Ended
	December 31,				December 31,
	2010		2009		2010		2009
Selected Financial Ratios:
Performance Ratios(3) :
Return on assets (ratio of net income to average total assets)(5)	0.70%		0.80%		0.65%		0.64%
Return on equity (ratio of net income to average equity)(5)	3.78		4.05		3.46		3.09
Average equity to average total assets	18.50		19.71		18.81		20.82
Interest rate spread	2.80		2.69		2.79		2.66
Net interest margin	3.08		3.13		3.10		3.16
Efficiency ratio(4)(6)	56.14		53.59		56.12		55.26
Non-interest expense to average total assets(6)	1.81		1.78		1.82		1.82
Average interest-earning assets to average interest-bearing liabilities	124.84		129.67		125.52		130.44
Asset Quality Ratios:
Non-performing assets to total assets	2.72		2.19		2.72		2.19
Non-performing loans to total loans held for investment, net	7.36		5.73		7.36		5.73
Allowance for loan losses to non-performing loans	35.83		36.86		35.83		36.86
Allowance for loan losses to total loans	2.64		2.11		2.64		2.11
Annualized net charge-offs to total average loans	0.52		0.20		0.47		0.37
Provision for loan losses as a multiple of net charge-offs	1.83	x	4.44	x	2.74	x	3.76	x

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 41,283,220 and 41,713,862 average shares outstanding for the three months ended December 31, 2010, and December 31, 2009, respectively. Basic net income per common share is calculated based on 41,387,106 and 42,405,774 average shares outstanding for the year ended December 31, 2010, and December 31, 2009, respectively. Diluted earnings per share is calculated based on 41,573,074 and 41,949,757 average shares outstanding for the three months ended December 31, 2010 and December 31, 2009, respectively. Diluted earnings per share is calculated based on 41,669,006 and 42,532,568 average shares outstanding for the year ended December 31, 2010 and December 31, 2009, respectively.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Year ended December 31, 2010, amounts include a $1.8 million charge ($1.2 million after-tax) related to costs associated with the Company’s postponed second-step offering, and a $738,000 benefit related the elimination of deferred tax liabilities associated with a change in New York state tax law. Year ended December 31, 2009, amounts include a $770,000 expense ($462,000 after-tax) related to a special FDIC deposit insurance assessment.

(6)	Year ended December 31, 2010, amounts include a $1.8 million charge ($1.2 million after-tax) related to costs associated with the Company’s postponed second-step offering. Year ended December 31, 2009, amounts include a $770,000 expense ($462,000 after-tax) related to a special FDIC deposit insurance assessment.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended December 31,
	2010			2009
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$812,638	$12,382	6.05%	$713,356	$10,814	6.01%
Mortgage-backed securities	983,877	7,854	3.17	903,297	9,836	4.32
Other securities	223,392	1,406	2.50	256,541	1,395	2.16
Federal Home Loan Bank of New York stock	7,473	121	6.42	6,711	99	5.85
Interest-earning deposits in financial institutions	24,292	11	0.18	51,413	74	0.57

Total interest-earning assets	2,051,672	21,774	4.21	1,931,318	22,218	4.56
Non-interest-earning assets	121,085			71,683

Total assets	2,172,757			2,003,001

Interest-bearing liabilities:
Savings, NOW, and money market accounts	700,932	1,212	0.69	614,032	1,457	0.94
Certificates of deposit	590,866	1,830	1.23	589,176	2,869	1.93

Total interest-bearing deposits	1,291,798	3,042	0.93	1,203,208	4,326	1.43
Borrowed funds	351,580	2,787	3.14	286,250	2,676	3.71

Total interest-bearing liabilities	1,643,378	5,829	1.41	1,489,458	7,002	1.87
Non-interest bearing deposit accounts	117,014			105,797
Accrued expenses and other liabilities	10,407			13,035

Total liabilities	1,770,799			1,608,290
Stockholders’ equity	401,958			394,711

Total liabilities and stockholders’ equity	2,172,757			2,003,001

Net interest income		$15,945			$15,216

Net interest rate spread (2)			2.80			2.69
Net interest-earning assets (3)	$408,294			$441,860

Net interest margin (4)			3.08%			3.13%
Average interest-earning assets to interest-bearing liabilities			124.84			129.67

(1)	Average yields and rates for the three months ended December 31, 2010, and 2009 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Year Ended December 31,
	2010			2009
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/ Rate	Balance	Interest	Yield/ Rate

Interest-earning assets:
Loans	$775,404	$46,681	6.02%	$653,748	$38,889	5.95%
Mortgage-backed securities	936,991	33,306	3.55	920,785	42,256	4.59
Other securities	239,872	6,011	2.51	126,954	3,223	2.54
Federal Home Loan Bank of New York stock	6,866	354	5.16	7,428	399	5.37
Interest-earning deposits in financial institutions	45,951	143	0.31	83,159	801	0.96

Total interest-earning assets	2,005,084	86,495	4.31	1,792,074	85,568	4.77
Non-interest-earning assets	115,491			87,014

Total assets	2,120,575			1,879,088

Interest-bearing liabilities:
Savings, NOW, and money market accounts	676,334	5,119	0.76	566,894	6,046	1.07
Certificates of deposit	590,445	8,454	1.43	509,610	12,168	2.39

Total interest-bearing deposits	1,266,779	13,573	1.07	1,076,504	18,214	1.69
Borrowed funds	330,693	10,833	3.28	297,365	10,763	3.62

Total interest-bearing liabilities	1,597,472	24,406	1.53	1,373,869	28,977	2.11
Non-interest bearing deposit accounts	114,450			99,950
Accrued expenses and other liabilities	9,677			14,075

Total liabilities	1,721,599			1,487,894
Stockholders’ equity	398,976			391,194

Total liabilities and stockholders’ equity	2,120,575			1,879,088

Net interest income		$62,089			$56,591

Net interest rate spread (1)			2.78			2.66
Net interest-earning assets (2)	$407,612			$418,205

Net interest margin (3)			3.10%			3.16%
Average interest-earning assets to interest-bearing liabilities			125.52			130.44

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
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